FILED PURSUANT TO RULE 424(b)(3)

FILE NO. 333-84840

PROSPECTUS SUPPLEMENT DATED DECEMBER 15, 2005

TO PROSPECTUS DATED APRIL 3, 2002 AND PREVIOUSLY

SUPPLEMENTED ON JULY 13, 2004

AMERIGON INCORPORATED

10,157,047 Shares of

Common Stock

This Prospectus Supplement relates to resales of shares of our common stock, or interests therein, issuable from time to time as described in a Prospectus dated April 3, 2002 and previously supplemented on July 13, 2004 (as supplemented, the “Prospectus”). This Prospectus Supplement is a supplement to, and should be read in conjunction with, the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is December 15, 2005.

This Prospectus Supplement describes the dissolution of one of the entities referred to in the Prospectus as a “selling securityholder”. On December 15, 2005, Big Beaver Investments, LLC (“Big Beaver”) made a distribution of all of its assets to its members. Such assets included shares of common stock of the Company covered by the Prospectus. Accordingly, certain members of Big Beaver are replacing Big Beaver as a selling securityholder under the Prospectus with respect to those shares received.

The table of selling securityholders in the “Selling Securityholders” section of the Prospectus is modified to delete the following line item referring to Big Beaver (table headings are shown for convenience):

Selling Securityholder	Number of Shares Beneficially Owned Prior to Offering		Maximum Number of Shares Which May Be Sold in This Offering
Big Beaver Investments, LLC	5,826,890	(2)	2,906,990	(3)

and replace it with the following:

Selling Securityholder	Number of Shares Beneficially Owned Prior to Offering(2)		Maximum Number of Shares Which May Be Sold In This Offering
Big Beaver Investments, LLC	-0-	(3)	825,000	(3)
W III H Partners, L.P.	3,206,463	(17)	468,289
Oscar B. Marx III, Trustee u/t/d 9/17/90	1,013,262	(18)	721,677
Laurence M. Luke, Trustee u/t/d 3/22/96	289,305	(19)	289,305
Paul Oster	224,870	(20)	192,870
Douglas Soifer, Trustee u/t/d 12/10/92	192,870	(21)	192,870
John J. Sammut	192,870	(21)	192,870
Margaret M. Bargardi	24,109		24,109

The following footnotes replace the prior versions or are added as new footnotes, whichever is applicable, to the to the table of selling securityholders in the “Selling Securityholders” section of the Prospectus:

(2) With respect to the amounts shown in this column on each Prospectus Supplement to the Prospectus, such amounts reflect the number of shares beneficially owned as of the date of such Prospectus Supplement.

(3) As of December 15, 2005 (the date of a Prospectus Supplement reflecting the dissolution of Big Beaver Investments, LLC (“Big Beaver”)), 825,000 shares of common stock had already been sold by Big Beaver pursuant to the Prospectus and Big Beaver has distributed to its members all of its remaining securities in Amerigon Incorporated (the “Issuer”).

(17) Includes 2,686,567 shares of common stock issuable upon conversion of 4,500 shares of Series A Preferred Stock. The shares of common stock issuable upon conversion of the Series A Preferred Stock are not being offered by this prospectus. On an as-converted basis, W III H

Partners, L.P. beneficially owns approximately 17.3% of the outstanding common stock of the Issuer.

(18) Includes 290,000 shares of common stock issuable upon exercise of options. Oscar B. Marx III is the Chairman of the Board of Directors of the Issuer. On an as-converted basis, Mr. Marx beneficially owns approximately 6.3% of the outstanding common stock of the Issuer.

(19) Laurence M. Luke beneficially owns approximately 1.8% of the outstanding common stock of the Issuer.

(20) Includes 30,000 shares of common stock issuable upon exercise of options. Paul Oster is a member of the Board of Directors of the Issuer. On an as-converted basis, Mr. Oster beneficially owns approximately 1.4% of the outstanding common stock of the Issuer.

(21) Douglas Soifer and John J. Sammut each beneficially own approximately 1.2% of the outstanding common stock of the Issuer.

The Company will provide, without charge, to each person to whom a copy of this Prospectus Supplement has been delivered, upon the written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus Supplement, as well as the Prospectus to which this Prospectus Supplement relates. In addition, copies of all reports, proxy statements and other communications distributed to the Company’s shareholders generally and the Company’s latest Annual Report to Shareholders or its most recent Form 10-K, are available without charge, upon written or oral request. Written or oral requests for such copies should be directed to Amerigon Incorporated, 500 Town Center Drive, Suite 200, Dearborn, Michigan 48126-2716. The phone number is (313) 336-3000.

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